Exhibit 99.1

TCW Direct Lending Strategic Ventures LLC

Financial Statements

December 31, 2019

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

CONTENTS

Page(s)

Financial Statements

Schedules of Investments as of December 31, 2019 and 2018 (consolidated)	2-5

Statements of Assets and Liabilities as of December 31, 2019 and 2018 (consolidated)	6

Statements of Operations for the Years Ended December 31, 2019, 2018 (consolidated) and 2017 (consolidated)	7

Statements of Changes in Members’ Capital for the Years Ended December 31, 2019, 2018 (consolidated) and 2017 (consolidated)	8-9

Statements of Cash Flows for the Years Ended December 31, 2019, 2018 (consolidated) and 2017 (consolidated)	10

Notes to Financial Statements	11-21

Independent Auditors’ Report	22

Administration	23

SCHEDULE OF INVESTMENTS

December 31, 2019

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

	DEBT

Commercial Services & Supplies
	School Specialty, Inc.	04/07/17	Delayed Draw Term Loan	1.0%	$2,530,456	11/22/20	$2,530,456	$2,386,220
			16.75% inc PIK (PRIME + 9.00%, 1.00% Floor, 3.00% PIK)
	School Specialty, Inc.	04/07/17	Term Loan A	7.2%	18,999,671	11/22/20	18,808,879	17,916,690
			16.75% inc PIK (PRIME + 9.00%, 1.00% Floor, 3.00% PIK)

				8.2%			21,339,335	20,302,910

	Construction & Engineering
	Intren, LLC	07/18/17	Term Loan	3.3%	9,599,462	07/18/23	9,486,125	8,063,548

			8.45% (LIBOR + 6.75%, 1.25% Floor)

	Distributors
	ASC Acquisition Holdings, LLC	02/25/19	Term Loan	5.3%	17,630,702	02/22/22	17,244,854	12,905,674

			11.80% inc PIK (LIBOR + 7.50%, 1.00% Floor, 2.50% PIK)

	Food Products
	Bumble Bee Foods, LLC	11/01/19	Delayed Draw Term Loan	1.0%	2,395,897	05/26/20	2,395,897	2,395,897
			12.29% (LIBOR + 10.50%, 1.00% Floor)
	Bumble Bee Foods, LLC	11/01/19	DIP Term Loan	1.0%	2,395,897	05/26/20	2,285,106	2,395,897
			12.29% (LIBOR + 10.50%, 1.00% Floor)
	Bumble Bee Holdings, Inc.	08/15/17	Term Loan B1	12.6%	30,416,743	08/15/23	30,056,479	30,812,161
			13.75% inc PIK (PRIME + 7.50%, 2.00% Floor, 1.50% PIK)
	Connors Bros. Clover Leaf Seafoods Company (Canada)	08/15/17	Term Loan B2	3.6%	8,617,577	08/15/23	8,515,508	8,729,605
	(an affiliate of Bumble Bee Holdings, Inc.)		13.75% inc PIK (PRIME + 7.50%, 2.00% Floor, 1.50% PIK)
	Harvest Hill Beverage Company	05/01/17	Term Loan A2	23.8%	58,151,412	01/19/21	57,860,845	58,151,411
			8.30% (LIBOR + 6.50%, 1.00% Floor)

				42.0%			101,113,835	102,484,971

	Hotels, Restaurants & Leisure
	KBP Investments, LLC (fka FQSR, LLC) (1)	05/14/18	Delayed Draw Term Loan	3.0%	7,370,205	05/14/23	7,370,205	7,370,205
			7.42% (LIBOR + 5.50%, 1.00% Floor)
	KBP Investments, LLC (fka FQSR, LLC)	05/14/18	Term Loan	6.8%	16,519,684	05/14/23	16,154,417	16,519,684
			7.41% (LIBOR + 5.50%, 1.00% Floor)
	OTG Management, LLC	06/30/16	Delayed Draw Term Loan	4.3%	10,564,849	08/26/21	10,532,331	10,617,674
			8.90% (LIBOR + 7.00%, 1.00% Floor)
	OTG Management, LLC	06/30/16	Term Loan	13.7%	33,324,731	08/26/21	33,104,634	33,491,355
			9.00% (LIBOR + 7.00%, 1.00% Floor)

				27.8%			67,161,587	67,998,918

	Household Products
	Nice-Pak Products, Inc.	06/12/15	Senior Secured Term Loan	37.6%	92,623,354	06/12/20	92,138,141	92,160,237

			7.05% (LIBOR + 5.25%, 1.50% Floor)

Information Technology Services
	ENA Holding Corporation	05/06/16	First Lien Term Loan	8.6%	22,059,406	05/06/21	21,913,345	21,110,851
			9.16% (LIBOR + 7.25%, 1.00% Floor)
	ENA Holding Corporation	05/06/16	Revolver	1.6%	4,093,667	05/06/21	4,093,668	3,917,640
			9.17% (LIBOR + 7.25%, 1.00% Floor)

				10.2%			26,007,013	25,028,491

Internet & Direct Marketing Retail
	Lulu’s Fashion Lounge, LLC	08/28/17	First Lien Term Loan	4.4%	10,691,953	08/28/22	10,520,820	10,713,337

			10.80% (LIBOR + 9.00%, 1.00% Floor)

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

SCHEDULE OF INVESTMENTS (continued)

December 31, 2019

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

	DEBT (continued)

	Machinery
	Texas Hydraulics Holdings, Inc.	03/27/18	Term Loan	9.9%	$24,250,111	03/27/23	$24,014,848	$24,250,112

			7.55% (LIBOR + 5.75%, 1.25% Floor)

	Pharmaceuticals
	Noramco, LLC	07/01/16	Senior Term Loan	8.3%	29,035,436	07/01/21	28,920,489	20,295,770

			10.48% inc PIK (LIBOR + 8.00% , 1.00% Floor, 0.38% PIK)

	TOTAL DEBT (157.0%)			157.0%			397,947,047	384,203,968

EQUITY					Shares/ Contracts		Cost

	Commercial Services & Supplies
	School Specialty, Inc.		Warrant, expires 12/27/22	0.1%	308,385		78,935	78,842

	Distributors
	Animal Supply Holdings LLC		Class A Common Stock	0.0%	7,455		538,610	-

	TOTAL EQUITY (0.1%)			0.1%			617,545	78,842

		Total Portfolio Investments (157.1%)		157.1%			398,564,592	384,282,810

	Cash Equivalents (22.9%)
		Blackrock Liquidity Funds Fed Fund - Institutional Shares, Yield 1.52%		22.9%	56,136,774		56,136,774	56,136,774

							$454,701,366	$440,419,584

		Other Liabilities in Excess of Other Assets (-80.0%)						(195,761,840)

	Members’ Capital (100.0%)							$244,657,744

(1)

Excluded from the investment above, is an unfunded loan commitment for a delayed draw term loan or revolving credit. The Company earns an unused fee on the unfunded commitment during the commitment period. The expiration date of the commitment period may be earlier then the maturity date of the investment stated above. See Note [8] - Commitments and Contingencies.

LIBOR - London Interbank Offered Rate, generally 1-Month or 3-Month

PRIME - Prime Rate

Geographic Breakdown of Portfolio
United States	98%
Canada	2%

Total	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $12,289,166 and $198,029,314, respectively, for the year ended December 31, 2019. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED SCHEDULE OF INVESTMENTS

December 31, 2018

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

	DEBT

	Beverages
	Cold Spring Brewing Company(1)	05/15/18	Term Loan	9.6%	$32,012,301	05/15/24	$31,400,981	$31,276,018

			7.71% (LIBOR + 5.25% , 1.00% Floor)

	Chemicals
	Ascensus Specialties LLC (fka Vertellus Performance	09/22/17	First Lien Term Loan	11.2%	36,219,886	09/22/22	35,579,198	36,328,546

	Chemicals LLC)(1)		9.28% (LIBOR + 6.75% , 1.25% Floor)

	Commercial Services & Supplies
	School Specialty, Inc.	04/07/17	Delayed Draw Term Loan	1.0%	3,462,163	04/07/22	3,462,163	3,261,358
			9.53% (LIBOR + 7.00% , 1.00% Floor)
	School Specialty, Inc.	04/07/17	Term Loan A	7.2%	24,860,419	04/07/22	24,476,834	23,418,515
			9.51% (LIBOR + 7.00% , 1.00% Floor)

				8.2%			27,938,997	26,679,873

	Construction & Engineering
	Intren, LLC	07/18/17	Term Loan	2.6%	12,021,154	07/18/23	11,839,192	8,547,040

			9.10% (LIBOR + 6.75% , 1.25% Floor)

	Distributors
	ASC Acquisition Holdings, LLC	12/17/18	Add on Term Loan	0.7%	2,398,839	12/15/21	2,350,862	2,398,839
			10.29% (LIBOR + 7.50% , 1.00% Floor)
	ASC Acquisition Holdings, LLC	12/16/16	First Lien Term Loan	5.1%	18,322,031	12/15/21	18,105,380	16,434,862
			10.03% (LIBOR + 7.50% , 1.00% Floor)

				5.8%			20,456,242	18,833,701

	Diversified Telecommunication Services
	Alaska Communications Systems Holdings, Inc.	05/08/18	Term Loan A1	0.3%	873,884	03/13/22	874,101	873,884
			7.52% (LIBOR + 5.00% , 1.00% Floor)
	Alaska Communications Systems Holdings, Inc.	03/28/17	Term Loan A2	3.1%	10,125,402	03/13/23	10,019,930	10,125,402
			9.52% (LIBOR + 7.00% , 1.00% Floor)

				3.4%			10,894,031	10,999,286

	Food Products
	Bumble Bee Holdings, Inc.	08/15/17	Term Loan B1	8.8%	29,958,826	08/15/23	29,495,576	28,610,678
			10.65% (LIBOR + 8.00% , 1.00% Floor)
	Connors Bros. Clover Leaf Seafoods Company (Canada)	08/15/17	Term Loan B2	2.5%	8,487,841	08/15/23	8,356,595	8,105,888
	(an affiliate of Bumble Bee Holdings, Inc.)		10.65% (LIBOR + 8.00% , 1.00% Floor)
	Harvest Hill Beverage Company	05/01/17	Term Loan A2	21.6%	71,345,793	01/19/21	70,650,457	70,418,297
			9.03% (LIBOR + 6.50% , 1.00% Floor)

				32.9%			108,502,628	107,134,863

	Health Care Equipment & Supplies
	SmileDirectClub, LLC(1)	02/07/18	Delayed Draw Term Loan	10.8%	33,558,063	02/06/23	28,353,660	35,034,618
			10.35% (LIBOR + 8.00% , 1.00% Floor)
	SmileDirectClub, LLC	02/07/18	Term Loan	9.0%	28,178,526	02/06/23	22,824,668	29,418,381
			10.35% (LIBOR + 8.00% , 1.00% Floor)

				19.8%			51,178,328	64,452,999

	Hotels, Restaurants & Leisure
	FQSR, LLC(1)	05/14/18	Delayed Draw Term Loan	1.1%	3,658,651	05/14/23	3,658,651	3,611,089
			8.39% (LIBOR + 5.50% , 1.00% Floor)
	FQSR, LLC	05/14/18	Term Loan	5.1%	16,687,396	05/14/23	16,208,840	16,470,460
			8.12% (LIBOR + 5.50% , 1.00% Floor)
	OTG Management, LLC	06/30/16	Delayed Draw Term Loan	10.2%	33,324,731	08/26/21	32,971,409	33,091,458
			9.58% (LIBOR + 7.00% , 1.00% Floor)
	OTG Management, LLC	06/30/16	Term Loan	3.2%	10,564,849	08/26/21	10,512,648	10,490,895
			9.47% (LIBOR + 7.00% , 1.00% Floor)

				19.6%			63,351,548	63,663,902

	Household Products
	Nice-Pak Products, Inc.	06/12/15	Senior Secured Term Loan	27.9%	93,333,111	06/12/20	92,644,338	90,906,450

			7.97% (LIBOR + 5.50% , 1.00% Floor)

	Information Technology Services
	ENA Holding Corporation	05/06/16	First Lien Term Loan	6.7%	22,412,047	05/06/21	22,152,641	21,784,510
			9.53% (LIBOR + 7.00% , 1.00% Floor)
	ENA Holding Corporation(1)	05/06/16	Revolver	1.0%	3,240,541	05/06/21	3,240,541	3,149,806
			9.79% (LIBOR + 7.00% , 1.00% Floor)

				7.7%			25,393,182	24,934,316

	Internet & Direct Marketing Retail
	Lulu’s Fashion Lounge, LLC	08/28/17	First Lien Term Loan	3.6%	11,656,641	08/28/22	11,399,865	11,773,207

			9.52% (LIBOR + 7.00% , 1.00% Floor)

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

CONSOLIDATED SCHEDULE OF INVESTMENTS (continued)

December 31, 2018

Industry	Issuer	Acquisition Date	Investment	% of Members’ Capital	Par Amount	Maturity Date	Amortized Cost	Fair Value

	DEBT (continued)

	Machinery
	Texas Hydraulics Holdings, Inc.	03/27/18	Term Loan	10.5%	$34,393,953	03/27/23	$33,957,156	$34,050,014

			9.28% (LIBOR + 6.75% , 1.25% Floor)

	Pharmaceuticals
	Noramco, LLC(2)	07/01/16	Senior Term Loan	8.0%	29,248,909	07/01/21	29,055,205	26,207,023

			10.40% (LIBOR + 8.00% , 1.00% Floor)

	TOTAL DEBT (170.8%)			170.8%			553,590,891	555,787,238

EQUITY					Shares/ Contracts		Cost

	Health Care Equipment & Supplies
	SmileDirectClub, LLC	02/07/18	Class W-1 Warrant	1.7%	575		3,540,341	5,396,665
	SmileDirectClub, LLC	02/07/18	Class W-2 Warrant	3.3%	1,149		7,080,683	10,793,329

	TOTAL EQUITY (5.0%)			5.0%			10,621,024	16,189,994

		Total Portfolio Investments (175.8%)		175.8%			564,211,915	571,977,232

		Cash Equivalents (5.2%)
		Blackrock Liquidity Funds Fed Fund - Institutional Shares, Yield 2.31%		5.2%	16,808,583		16,808,583	16,808,583

							$581,020,498	$588,785,815

		Net unrealized depreciation on unfunded commitments (-0.1%)						(132,382)

		Other Liabilities in Excess of Other Assets (-80.9%)						(263,338,281)

		Members’ Capital (100.0%)						$325,315,152

(1)

Excluded from the investment above, is an unfunded loan commitment for a delayed draw term loan or revolving credit. The Company earns an unused fee on the unfunded commitment during the commitment period. The expiration date of the commitment period may be earlier then the maturity date of the investment stated above. See Note [8] - Commitments and Contingencies.

(2)

In addition to interest earned based on the stated interest rate of this loan, the Company is entitled to receive an additional interest amount on the “first out” tranche of the portfolio company’s first lien senior secured loans.

LIBOR - London Interbank Offered Rate, generally 1-Month or 3-Month

Geographic Breakdown of Portfolio
United States	99%
Canada	1%

Total	100%

Aggregate acquisitions and aggregate dispositions of investments, other than government securities, totaled $157,801,812 and $114,162,140, respectively, for the year ended December 31, 2018. Aggregate acquisitions includes investment assets received as payment in kind. Aggregate dispositions includes principal paydowns on and maturities of debt investments.

The accompanying notes are an integral part of these financial statements.

(Dollar amounts in thousands)

STATEMENTS OF ASSETS AND LIABILITIES

	As of December 31, 2019	As of December 31, 2018 (Consolidated)

Assets
Portfolio of Investments, at fair value (amortized cost of $398,565 and $564,212, respectively)	$384,283	$571,977
Cash and cash equivalents	66,749	26,520
Interest receivable	2,306	3,793
Prepaid and other assets	43	40
Receivables for portfolio investments sold	-	158

Total Assets	$453,381	$602,488

Liabilities
Credit facility payable	$206,000	$274,000
Interest and credit facility expenses payable	2,465	2,859
Sub-administrator and custody fees payable	258	131
Net unrealized depreciation on unfunded commitments	-	132
Audit fees payable	-	50
Other fees payable	-	1

Total Liabilities	$208,723	$277,173

Members’ Capital	$244,658	$325,315

Commitments and Contingencies (Note 8)

Members’ Capital
Preferred members	$244,658	$325,315

Members’ Capital	$244,658	$325,315

Members’ Capital Represented by:	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(372,278)	(1,000)	(4,235)	(377,513)
Cumulative net income, before organization costs	162,657	704	728	164,089
Organization costs	-	(704)	-	(704)

Total Members’ Capital as of December 31, 2019	$244,658	$-	$-	$244,658

Members Capital Represented by:	Preferred Members	Common Members	Noncontrolling interest in consolidated subsidiary fund	Members’ Capital
Net contributed capital	$454,279	$1,000	$3,507	$458,786
Net distributed capital	(251,078)	(1,000)	(4,235)	(256,313)
Cumulative net income, before organization costs	122,114	704	728	123,546
Organization costs	-	(704)	-	(704)

Total Members’ Capital as of December 31, 2018	$325,315	$-	$-	$325,315

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018 (Consolidated)	For the Year Ended December 31, 2017 (Consolidated)

Investment Income:
Interest income	$69,037	$59,823	$52,200
Interest income paid-in-kind	2,925	393	376
Fee income	1,129	-	114

Total investment income	73,091	60,216	52,690

Expenses:
Interest and credit facility expenses	15,928	17,941	17,113
Sub-administrator and custody fees	402	458	449
Valuation fees	137	153	115
Insurance fees	96	89	97
Audit fees	91	92	139
Tax service fee	17	18	29
Legal fees	-	57	56
Formation costs	-	-	4
Other	4	27	13

Total expense	16,675	18,835	18,015

Net investment income	56,416	41,381	34,675

Net realized and unrealized gain/(loss) on investments
Net realized gain/(loss) on investments	6,042	1,229	1,790
Net change in unrealized appreciation/(depreciation) on investments	(21,915)	4,860	(4,981)

Net realized and unrealized gain/(loss) on investments	(15,873)	6,089	(3,191)

Net increase in Members’ Capital from operations	$40,543	$47,470	$31,484

Less: Net increase in Members’ Capital attributable to noncontrolling interest in consolidated subsidiary fund	-	212	327

Net increase in Members’ Capital from operations attributable to the Preferred Members from operations	$40,543	$47,258	$31,157

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

			For the Year Ended December 31, 2019
			Noncontrolling
			interest in
	Preferred	Common	consolidated
	Members	Members	subsidiary fund	Total
Net increase in Members’ Capital resulting from operations
Net investment income	$56,416	$-	$-	$56,416
Net realized gain/(loss) on investments	6,042	-	-	6,042
Net change in unrealized appreciation/(depreciation) on investments	(21,915)	-	-	(21,915)

Net increase in Members’ Capital resulting from operations	40,543	-	-	40,543

Net decrease in Members’ Capital resulting from capital activity
Distributions to Members	(121,200)	-	-	(121,200)

Net decrease in Members’ Capital resulting from capital activity	(121,200)	-	-	(121,200)

Total decrease in Members’ Capital	(80,657)	-	-	(80,657)

Members’ Capital, beginning of year	325,315	-	-	325,315

Members’ Capital, end of year	$244,658	$-	$-	$244,658

			For the Year Ended December 31, 2018 (Consolidated)
			Noncontrolling
			interest in
	Preferred	Common	consolidated
	Members	Members	subsidiary fund	Total
Net increase in Members’ Capital resulting from operations
Net investment income	$41,257	$-	$124	$41,381
Net realized gain/(loss) on investments	1,164	-	65	1,229
Net change in unrealized appreciation/(depreciation) on investments	4,837	-	23	4,860

Net increase in Members’ Capital resulting from operations	47,258	-	212	47,470

Net decrease in Members’ Capital resulting from capital activity
Contributions from Members	27,000	-	-	27,000
Distributions to Members	(73,566)	-	(4,235)	(77,801)

Net decrease in Members’ Capital resulting from capital activity	(46,566)	-	(4,235)	(50,801)

Total increase (decrease) in Members’ Capital	692	-	(4,023)	(3,331)

Members’ Capital, beginning of year	324,623	-	4,023	328,646

Members’ Capital, end of year	$325,315	$-	$-	$325,315

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

(Dollar amounts in thousands)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (continued)

			For the Year Ended December 31, 2017 (Consolidated)

			Noncontrolling
			interest in
	Preferred	Common	consolidated
	Members	Members	subsidiary fund	Total
Net increase in Members’ Capital resulting from operations
Net investment income	$34,230	$-	$445	$34,675
Net realized gain/(loss) on investments	1,786	-	4	1,790
Net change in unrealized appreciation/(depreciation) on investments	(4,859)	-	(122)	(4,981)

Net increase in Members’ Capital resulting from operations	31,157	-	327	31,484

Net decrease in Members’ Capital resulting from capital activity
Contributions from Members	14,573	-	-	14,573
Distributions to Members	(30,062)	-	-	(30,062)

Net decrease in Members’ Capital resulting from capital activity	(15,489)	-	-	(15,489)

Total increase in Members’ Capital	15,668	-	327	15,995

Members’ Capital, beginning of year	308,955	-	3,696	312,651

Members’ Capital, end of year	$324,623	$-	$4,023	$328,646

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2019	For the Year Ended December 31, 2018 (Consolidated)	For the Year Ended December 31, 2017 (Consolidated)

Cash Flows from Operating Activities
Net increase in members’ capital resulting from operations	$40,543	$47,470	$31,484
Adjustments to reconcile the net increase in members’ capital resulting from operations to net cash provided by (used in) operating activities:
Purchases of investments	(9,365)	(157,409)	(235,417)
Proceeds from sales and paydowns of investments	198,189	114,004	213,908
Net realized (gain)/loss on investments	(6,042)	(1,229)	(1,790)
Net change in unrealized (appreciation)/depreciation on investments	21,915	(4,860)	4,981
Interest paid-in-kind	(2,925)	(393)	(376)
Accretion of discount	(14,052)	(5,007)	(4,004)
Increase (decrease) in operating assets and liabilities:
(Increase) decrease in interest receivable	1,487	1,292	(1,854)
(Increase) decrease in prepaid and other assets	(3)	(2)	23
Increase (decrease) in interest and credit facility expenses payable	(394)	41	279
Increase (decrease) in sub-administrator and custody fees payable	127	81	(89)
Increase (decrease) in audit fees payable	(50)	42	8
Increase (decrease) in other fees payable	(1)	(5)	(3)
Increase (decrease) valuation fees payable	-	-	(37)
Increase (decrease) in professional fees payable	-	-	(5)

Net cash (used in) provided by operating activities	229,429	(5,975)	7,108

Cash Flows from Financing Activities
Contributions from Members	-	27,000	14,573
Distributions to Members	(121,200)	(73,566)	(30,062)
Distribution to minority interest	-	(4,235)	-
Proceeds from credit facility	-	20,500	105,827
Repayments of credit facility	(68,000)	(42,700)	(82,377)

Net cash (used in) provided by financing activities	(189,200)	(73,001)	7,961

Net increase (decrease) in cash	40,229	(78,976)	15,069

Cash and cash equivalents, beginning of year	26,520	105,496	90,427

Cash and cash equivalents, end of year	$66,749	$26,520	$105,496

Supplemental disclosure of cash flow information and non-cash financing activities
Credit facility-interest and unused fee paid	$16,226	$17,602	$16,229
Credit facility-surveillance paid	$50	$-	$-
Credit facility-administrative fee paid	$45	$-	$-

The accompanying notes are an integral part of these financial statements.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2019

1.	ORGANIZATION

Investment Objective: TCW Direct Lending Strategic Ventures LLC (the “Fund”) is a closed-end investment company formed as a Delaware limited liability company for the purpose of investing in corporate senior secured middle-market floating rate loans. Investments may include other loans and securities received as a result of the restructuring, workout or bankruptcy of an existing loan.

Consolidated Subsidiary Fund: On September 19, 2016, the Fund formed and acquired an 81.6% majority interest in TCW Direct Lending Strategic Luxembourg VI S.à.r.l., (the “Luxembourg Company”), a private limited liability company formed under the laws of Luxembourg for the purposes of investing in Luxembourg or abroad. In 2018, the Luxembourg Company dissolved and the Fund’s interest in this subsidiary was terminated.

Limited Liability Company Agreement: The Amended and Restated Limited Liability Company agreement (the “Agreement”), dated June 5, 2015, was entered into by and among TCW Direct Lending LLC, an affiliated fund (also known as the “BDC”) and two third-party members (the “Third-Party Members”). The BDC and each Third-Party Member own a Preferred Membership Interest (collectively the “Preferred Members”) and a Common Membership Interest (collectively the “Common Members”) (together, the “Members”). The BDC owns 80% of the Preferred and Common Membership Interests and the Third-Party Members own the remaining 20% of Preferred and Common Membership Interests. The initial closing date of the Fund was June 5, 2015 (“Initial Closing Date”).

The Agreement amends and restates the original agreement, dated May 26, 2015 that the BDC entered into as the sole member of the Fund.

Term: The Fund will continue until the sixth anniversary of the Initial Closing Date unless dissolved earlier or extended for two additional one-year periods by the BDC, in its sole discretion upon notice to the Management Committee. Thereafter, the term of the Fund may be extended by the BDC for additional one-year periods, in each case with the prior consent of the Management Committee.

Commitment Period: The Commitment Period commenced on June 5, 2015, the Initial Closing Date, and will end on the third anniversary of the Initial Closing Date subject to termination or extension by the Management Committee as provided in the Agreement.

Management Committee: Pursuant to the Agreement, the management committee of the Fund has exclusive responsibility for the management, policies and control of the Fund. The BDC and one of the two Third-Party Members, collectively, each appointed one voting member of the Management Committee. The Management Committee can act on behalf and in the name of the Fund to implement the objectives of the Fund and exercise any rights and powers the Fund may possess. The Management Committee will authorize portfolio investment activity, transactions between the Fund and the BDC, and other Members and borrowings of the Fund.

Administration Agreement: The Fund entered into an Administration Agreement with TCW Asset Management Company LLC (“TAMCO”), dated June 5, 2015 to furnish, or arrange for others to furnish, administrative services necessary for the operation of the Fund. In connection therein, TAMCO, as Administrator retained the services of State Street Bank and Trust Company to assist in providing certain administrative, accounting, operational, investor and financial reporting services for the Fund.

Custody Services Agreement: The Fund entered into a Custody Services Agreement dated June 3, 2015 with State Street Bank and Trust Company to provide custodian services for the Fund.

Capital Commitments: Commitments from the Preferred Members and Preferred Members as Common Members are as follows. The commitment amount funded does not include amounts contributed in anticipation of a potential investment that the Fund did not consummate and therefore returned to the Members’ as unused capital. As of December 31, 2019, aggregate commitments and commitments funded were as follows:

NOTES TO FINANCIAL STATEMENTS (continued)

	Committed Capital	Commitments Funded	Percentage Funded

Preferred Membership Interests	$600,000,000	$454,279,088	75.7%

Common Membership Interests	2,000,000	1,000,000	50.0%

Total	$602,000,000	$455,279,088

Recallable Amounts: Each Preferred Member may be required to re-contribute amounts previously distributed equal to 100% of distributions of proceeds during the Commitment Period representing a return of capital contributions made in respect of the Preferred Membership Interest. The recallable amounts as of December 31, 2019 were as follows:

	Recallable Amounts	Recallable Amounts Funded	Percentage Funded

Preferred Membership Interests	$127,837,000	none	n/a

2.	SIGNIFICANT ACCOUNTING POLICIES

The Fund is an investment company following the accounting and reporting guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 946 Financial Services – Investment Companies.

Basis of Presentation: The Fund’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for investment companies.

The consolidated financial statements prior to 2019 include the accounts of the Fund and the Luxembourg Company. All significant intercompany transactions and balances have been eliminated in consolidation.

Noncontrolling interest in consolidated subsidiary fund: As the Luxembourg Company is consolidated, but not 100% owned, a portion of the income or loss and corresponding members’ capital is allocated to owners other than the Fund in proportion to their relative ownership interest. The aggregate of the income or loss and corresponding members’ capital that is not owned by the Fund is included in noncontrolling interest in consolidated subsidiary fund in the consolidated financial statements. The primary components of noncontrolling interest in the consolidated subsidiary fund are separately presented in the Fund’s consolidated statement of changes in members’ capital. The net increase in members’ capital from operations includes the net increase attributable to the noncontrolling interest in consolidated subsidiary fund on the Fund’s consolidated statement of operations.

Use of Estimates: The preparation of the accompanying financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting year. Actual results could differ from those estimates.

Investments: The Fund records investment transactions on the trade date. The Fund considers trade date for investments not traded on a recognizable exchange, or traded in the over-the-counter markets, to be the date on which the Fund receives legal or contractual title to the asset and bears the risk of loss.

Income Recognition: Interest and unused commitment fee income are recorded on an accrual basis unless doubtful of collection or the related investment is in default. Realized Gains and losses on investments are recorded on a specific identification basis. Amendment, consent, waiver and forbearance fees received in exchange for a concession that result in a change in yield are recognized immediately when earned as interest income. The Fund typically receives a fee in the form of a discount to the purchase price at the time it funds an investment in a loan. The discount is accreted to interest income over the life of the respective

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2019

loan, as reported in the Statement of Operations, and reflected in the amortized cost basis of the investment. Discounts associated with a revolver as well as fees associated with a delayed draw that remains unfunded are treated as a discount to the issuers’ term loan. Fee income received from the Advisor that the Advisor received from a portfolio company for services rendered, are recognized immediately as income.

Cash and Cash Equivalents: The Fund considers cash equivalents to be liquid investments, including money market funds or individual securities purchased with an original maturity of three months or less. Cash and cash equivalents held by the Fund are generally comprised of money market funds and demand deposits, valued at cost, which approximates fair value.

Income Taxes: The Fund is exempt from federal and state income taxes and, consequently, no income tax provision has been made in the accompanying financial statements.

The Fund has invested in numerous jurisdictions and is therefore subject to varying policies and statutory time limitations with respect to examination of tax positions. The Fund reviews and evaluates tax positions in its major jurisdictions and determines whether or not there are uncertain tax positions that require financial statement recognition.

The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as an income tax expense in the Statement of Operations. As of and during the years ended December 31, 2019 and 2018, the Fund did not have a liability for any unrecognized tax benefits nor did it recognize any interest and penalties related to unrecognized tax benefits.

The Fund is subject to examination by U.S. federal tax authorities for returns filed for the prior three years and by state tax authorities for returns filed for the prior four years.

Recent Accounting Pronouncements: On August 28, 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The updated guidance modifies the disclosure requirements on fair value measurements by (1) removing certain disclosure requirements including policies related to valuation processes and the timing of transfers between levels of the fair value hierarchy, (2) amending disclosure requirements related to measurement uncertainty from the use of significant unobservable inputs, and (3) adding certain new disclosure requirements including changes in unrealized gains and losses for the period included in other comprehensive income (loss) for recurring Level 3 fair value measurements held at the end of the reporting period and the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. This ASU is effective for fiscal years beginning after December 15, 2019, including interim periods therein, with early adoption permitted. The adoption of the ASU did not have a material impact on the Fund’s financial statements.

Subsequent Events: The Management Committee evaluated the activity of the Fund through March 16, 2020, the date that the financial statements are available to be issued, and concluded that no subsequent events have occurred that would require recognition or disclosure.

3.    INVESTMENT VALUATIONS AND FAIR VALUE MEASUREMENTS

Investments at Fair Value: Investments held by the Fund for which market quotes are readily available are valued at fair value. Fair value is generally determined on the basis of last reported sales price or official closing price on the primary exchange in which each security trades, or if no sales are reported, based on the midpoint of the valuation range obtained for debt investments from a quotation reporting system, established market makers or pricing service.

Investments held by the Fund for which market quotes are not readily available or market quotations are not considered reliable are valued at fair value by the Management Committee based on similar instruments, internal assumptions and the weighting of the best available pricing inputs.

NOTES TO FINANCIAL STATEMENTS (continued)

Fair Value Hierarchy: Assets and liabilities are classified by the Fund based on valuation inputs used to determine fair value into three levels.

Level 1 values are based on unadjusted quoted market prices in active markets for identical assets.

Level 2 values are based on significant observable market inputs, such as quoted prices for similar assets and quoted prices in inactive markets or other market observable inputs.

Level 3 values are based on significant unobservable inputs that reflect the Fund’s determination of assumptions that market participants might reasonably use in valuing the assets.

Categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The valuation levels are not necessarily an indication of the risk associated with investing in these securities.

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2019.

Investments	Level 1	Level 2	Level 3	Total

Debt	$-	$-	$384,203,968	$384,203,968

Equity	$-	$-	$78,842	$78,842

Cash equivalents	$56,136,774	$-	$-	$56,136,774

Total	$56,136,774	$-	$384,282,810	$440,419,584

The following is a summary by major security type of the fair valuations according to inputs used in valuing investments listed in the Schedule of Investments as of December 31, 2018.

Investments	Level 1	Level 2	Level 3	Total

Debt	$-	$-	$555,787,238	$555,787,238

Equity	$-	$-	$16,189,994	$16,189,994

Cash equivalents	$16,808,583	$-	$-	$16,808,583

Total	$16,808,583	$-	$571,977,232	$588,785,815

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2019

The following tables provide a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the year ended December 31, 2019:

	Debt	Equity

Balance at December 31, 2018	$555,787,238	$16,189,994

Accreted Discounts	14,051,589	-
Purchases*	11,671,621	617,545
Sales and paydowns	(181,331,162)	(16,698,152)
Realized gain/(loss)	(35,890)	6,077,128
Change in unrealized appreciation/(depreciation)	(15,939,427)	(6,107,673)

Balance at December 31, 2019	$384,203,968	$78,842

Change in unrealized appreciation/(depreciation) in investments still held as of December 31, 2019	$(1,935,116)	$(538,703)

* Includes payment in-kind (PIK) interest of $2,925,402, of which $2,846,467 and $78,935 are attributable to Debt and Equity, respectively.

During the year ended December 31, 2019, the Fund did not have any transfers between levels.

The following tables provide a reconciliation of the beginning and ending balances for total investments that use Level 3 inputs for the year ended December 31, 2018:

	Debt	Equity

Balance at December 31, 2017	$517,461,745	$-

Accreted Discounts	5,007,018	-
Purchases*	147,180,787	10,621,025
Sales and paydowns	(114,162,140)	-
Realized gain/(loss)	1,229,693	-
Change in unrealized appreciation/(depreciation)	(929,865)	5,568,969

Balance at December 31, 2018	$555,787,238	$16,189,994

Change in unrealized appreciation/(depreciation) in investments still held as of December 31, 2018	$(1,666,234)	$5,568,969

* Purchases of Debt include payment in-kind (PIK) interest of $393,225.

During the year ended December 31, 2018, the Fund did not have any transfers between levels.

NOTES TO FINANCIAL STATEMENTS (continued)

Level 1 Assets (Investments): The valuation techniques and significant inputs used to determine fair value are as follows:

Registered Investment Companies, (Level 1), include registered open-end investment companies that are valued based upon the reported net asset value of such investment.

Level 3 Assets (Investments): The following valuation techniques and significant inputs are used to determine fair value of investments in private debt for which reliable market quotations are not available. Some of the inputs are independently observable however, a significant portion of the inputs and the internal assumptions applied are unobservable.

Debt, (Level 3), includes investments in privately originated senior secured debt. Such investments are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A discounted cash flow approach incorporating a weighted average cost of capital approach and shadow rating method are generally used to determine fair value. Standard pricing inputs include, but are not limited to, the financial health of the issuer: place in the capital structure; value of other issuer debt; credit, industry, and market risk and events.

Equity, (Level 3), includes warrants. Such securities are valued based on specific pricing models, internal assumptions and the weighting of the best available pricing inputs. A market approach is generally used to determine fair value. Pricing inputs include, but are not limited to, financial health, and relevant business developments of the issuer; EBITDA, market multiples of comparable companies, comparable market transactions and recent trades or transactions; issuer, industry and market events; contractual or legal restrictions on the sale of the security. When a Black-Scholes pricing model is used, the pricing model takes into account the contract terms as well as multiple inputs, including: time value, implied volatility, equity prices and interest rates. A liquidity discount based on current market expectations, future events, minority ownership position and the period management reasonably expects to hold the investment may be applied.

Pricing inputs and weightings applied to determine value require subjective determination. Accordingly, valuations do not necessarily represent the amounts that may eventually be realized from sales or other dispositions of investments.

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2019.

For Financial statement footnote
Investment Type	Fair Value	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$278,302,505	Income Method	Discount Rate	5.9% to 14.7%	7.9%	Decrease
Debt	64,629,330	Market Method	EBITDA Multiple	6.3x to 8.5x	N/A	Increase
Debt	20,302,910	Income Method	Take-Out Indication	100.0% to 100.0%	100.0%	Increase
			Discount Rate	18.6% to 23.2%	20.4%	Decrease
Debt	12,905,674	Income Method	Take-Out Indication	100% to 100%	100%	Increase
		Market Method	EBITDA Multiple	7.5x to 8.5x	N/A	Increase
			Revenue Multiple	0.2x to 0.2x	N/A	Increase
Debt	8,063,548	Income Method	Discount Rate	14.2% to 17.9%	16.8%	Decrease
		Market Method	EBITDA Multiple	3.8x to 4.8x	N/A	Increase

Total Debt	$384,203,967

Equity	$78,842	Market Method	EBITDA Multiple	7.5x to 8.5x	N/A	Increase
			Revenue Multiple	0.2x to 0.2x	N/A	Increase

Total	$384,282,809

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2019

The following table summarizes by major security type the valuation techniques and quantitative information utilized in determining the fair value of the Level 3 investments as of December 31, 2018.

Investment Type	Fair Value at December 31, 2018	Valuation Technique	Unobservable Input	Range	Weighted Average	Impact to Valuation from an Increase in Input
Debt	$482,787,200	Income Method	Discount Rate	6.8% to 19.9%	10.9%	Decrease

Debt	64,452,998	Income Method	IRR DCF	11.8% to 13.8%	12.8%	Decrease

Debt	8,547,040	Income Method	Discount Rate	17.8% to 23.0%	20.4%	Decrease
		Market Method	EBITDA Multiple	4.5x to 5.5x	N/A	Increase

Total Debt	$555,787,238

Equity	$16,189,994	Income Method	Implied Volatility	47.0% to 47.0%	47.0%	Increase
			Risk Free Rate	2.6% to 2.6%	2.6%	Increase
			Expected Term (in years)	1.0 to 1.0	1.0	Increase

Total	$571,977,232

4.	ALLOCATIONS AND DISTRIBUTIONS

Allocation of profit and loss: Income, expenses, gains and losses of the Fund are allocated among the Members in such a manner that, at the end of each period, each Member’s capital account is equal to the respective net amount, positive or negative, which would be distributed to such Member if the Fund were to liquidate the assets of the Fund for an amount equal to book value and distribute the proceeds in a manner consistent with the distribution priorities described in the Agreement.

Distribution: Interest, dividends, other cash flow received by the Fund in respect of Portfolio Investments (“Interest Amounts”) and proceeds attributable to the repayment or disposition of Portfolio Investments (“Proceeds”) received by the Fund are distributed by the Fund to the Members to the extent that such Interest Amounts and Proceeds are available to the Fund after the application of the priority of payments stipulated in the Credit Agreement and after taking into account reserves and working capital needs.

Interest Amounts available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First, one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends.

Second, one-hundred percent (100%) to the payment of Fund expenses; and

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interest.

Proceeds available to the Fund for distribution to the Members will be distributed in the following order and priorities:

First one-hundred percent (100%) to the Preferred Members in an amount equal to any declared and unpaid dividends on Preferred Membership Interests, which amounts shall be distributed pro rata among the Preferred Members in accordance with their respective entitlements to such dividends,

Second, one-hundred percent (100%) to the Preferred Members pro rata based on, and up to the amount of, their respective Unreturned Contributions; and

NOTES TO FINANCIAL STATEMENTS (continued)

Thereafter, one-hundred percent (100%) to the Common Members, which amounts shall be distributed among the Common Members pro rata based on their respective Unreturned Contributions or, if the Unreturned Contributions of the Common Members equal zero, pro rata based on the respective Commitments of such Common Members in their capacities as Preferred Members with respect to Preferred Membership Interests.

Preferred Member Dividends: Each Preferred Membership Interest is entitled to quarterly dividends at a rate equal to LIBOR plus 6.50% per annum (subject to a LIBOR floor of 1.5% per annum) of the Unreturned Contributions associated with their Preferred Membership Interest. Dividends are cumulative and paid when declared by the Management Committee.

Unreturned Contributions: With respect to any Member in respect of each class such Member holds, an amount equal to the excess, if any, of (a) the aggregate contributions of such Member over (b) the aggregate amount distributed to such Member from Proceeds (other than amounts paid in respect of dividends to such Member).

5.	FUND EXPENSES

The Fund is responsible for all costs and expenses which include organizational expenses, operating expenses; investigative, travel, legal and other transactional expenses incurred with respect to the acquisition, formation, holding and disposition of the Fund’s Portfolio Investments or incurred in connection with Portfolio Investments or transactions not consummated; costs and expenses relating to the liquidation of the Fund; taxes, or extraordinary expenses (such as litigation expenses and indemnification payments to either the Management Committee or the Administrative Agent); valuation-related costs and expenses; and all other costs and expenses of the Fund’s operations, administration and transactions.

Organizational Expenses: Organization expenses will be paid from capital contributions called from the holders of Common Membership Interests. As of December 31, 2019 and 2018, organization expenses paid inception-to-date total $704,290.

Portfolio Investment Expenses: Expenses related to Portfolio Investments will be paid from capital contributions called from Preferred Membership Interests.

Fund Expenses: Other Fund expenses including those related to unconsummated investments will be paid first from Interest Amounts as provided for in the above Distribution footnote. To the extent that such Interest Amounts are insufficient or unavailable to pay expenses when due, such expenses will be paid from capital contributions called from the holders of Common Membership Interests provided that the aggregate amount called for Fund expenses (including organizational expenses) does not exceed $2 million. To the extent that the foregoing sources of payment are insufficient or unavailable to pay when due, such expenses will be paid from capital contributions called from the Preferred Members.

6.	ADVISER FEE INCOME

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to Portfolio Companies or prospective Portfolio Companies in connection with the Fund’s activities will be allocated pro rata among the Fund and any other funds or accounts advised by the Adviser participating in such investment and the Fund’s share will be the property of the Fund. Notwithstanding the foregoing, for administrative or other reasons, certain fees described in clauses (i) through (iv) above (including any fees for administrative agent services provided by

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2019

the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by the Fund) may be paid to the Adviser or the affiliate (rather than directly to the Fund), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the Portfolio Company) shall be paid to the Fund.

Since inception of the Fund through December 31, 2019, 2018 and 2017 the Adviser was paid directly $1,573,043, $443,808 and $443,808, respectively, of which $1,129,235 and $114,141 were paid during the years ended December 31, 2019 and 2017, respectively. Since Inception of the Fund through December 31, 2019, 2018 and 2017 the Fund has recognized $1,573,043, $443,808 and $443,808, respectively, of these fees.

7.	REVOLVING CREDIT AGREEMENT

On June 5, 2015, the Fund, as borrower entered into a Credit Facility with Cortland Capital Market Services LLC, as administrative agent and various financial institutions (the “Lending Group”) to make loans (Advances) to the Fund for the purpose of funding eligible investments. Effective August 21, 2015, the Credit Agreement was amended to increase the Credit Facility to $600 million (“Facility Amount”) from $500 million. The Commitment Period to make an Advance ends on the earlier of the end of the (i) Investment Period and (ii) the Facility Maturity Date. The Investment Period ended on June 5, 2018 or earlier if Member commitments have been reduced to zero. The Facility Maturity Date is June 4, 2021, and may be extended pursuant to the Credit Agreement or end earlier if the Facility Amount is reduced to zero or the Advances automatically become due and payable.

The lender has a priority interest in the interest, dividends and other cash flow received by the Fund (Interest Amounts) and proceeds attributable to the repayment or disposition of Portfolio Investments (Proceeds) received by the Fund as described in note 4 – distribution of Interest Amounts and distribution of Proceeds.

As of December 31, 2019, 2018 and 2017, there were $206,000,000, $274,000,000 and $296,200,000, respectively, in Advances outstanding, which approximates fair value.

Interest is payable at a rate equal to LIBOR plus 3.50% per annum (subject to a LIBOR floor of 1.50%) on the amount of Advances outstanding. The Fund received a rating from an approved rating agency commensurate with the rate of interest paid by the Fund. As of December 31, 2019, 2018 and 2017 the all-in rate of interest is 5.41%, 5.66% and 5.00%, respectively.

An unused fee is payable at a rate of 0.50% per annum on the unutilized commitment.

Whenever the Fund is paid an origination, structuring, or similar upfront fee by the obligor of an eligible investment, the Lending Group is entitled to an origination fee equal to 0.75% of the eligible investment funded with the proceeds of Advances.

NOTES TO FINANCIAL STATEMENTS (continued)

The summary information regarding the Credit Facility for the years ended December 31, 2019, 2018 and 2017 is as follows (dollar amounts in thousands):

	Year Ended December 31,
	2019	2018	2017
Credit facility interest expense	$15,833	$17,039	$15,010
Unused fees	-	603	1,499
Administrative fees	45	45	45
Origination expense	-	154	559
Surveillance expense	50	100	-

Total	$15,928	$17,941	$17,113

Weighted average interest rate	5.92%	5.66%	5.00%
Average outstanding balance	$267,490,411	$300,952,877	$300,193,930

As of December 31, 2019, 2018 and 2017, the Fund has complied with the covenant requirements detailed in the Credit Agreement.

8.	COMMITMENTS AND CONTINGENCIES

At December 31, 2019, the Fund had the following unfunded commitments and unrealized (depreciation) by investment.

Unfunded Commitments	Maturity/Expiration	Amount	Unrealized (depreciation)
KBP Investments, LLC (fka FQSR, LLC)	May 2023	$3,958,075	$-

Total		$3,958,075	$-

At December 31, 2018, the Fund had the following unfunded commitments and unrealized (depreciation) by investment.

Unfunded Commitments	Maturity/Expiration	Amount	Unrealized (depreciation)
Ascensus Specialties LLC	September 2019	$3,681,818	$(7,363)
Cold Spring Brewing Company	May 2024	2,281,250	(52,469)
ENA Holding Corporation	May 2021	810,135	(22,684)
FQSR, LLC	May 2023	3,116,629	(49,866)
SmileDirectClub, LLC	February 2023	2,305,516	-

Total		$12,195,348	$(132,382)

In the normal course of business, the Fund enters into contracts which provide a variety of representations and warranties, and general indemnifications. Such contracts include those with certain service providers, brokers and trading counterparties. Any exposure to the Fund under these arrangements is unknown as it would involve future claims that may be made against the Fund; however, based on the Fund’s experience, the risk of loss is remote and no such claims are expected to occur. As such, the Fund has not accrued any liability in connection with such indemnifications.

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

December 31, 2019

9.	FINANCIAL HIGHLIGHTS

The following summarizes the Fund’s financial highlights for the years ended December 31, 2019, 2018, 2017 and 2016:

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016	June 5, 2015 (commencement of operations) to December 31, 2015
	Members	Members	Members	Members	Members
As a percentage of average members’ capital

Net investment income ratio [1]	18.39%	12.14%	10.34%	8.83%	4.72[3] %

Expense ratios [1]
Operating expenses	5.44%	5.54%	5.44%	5.12%	7.86[3] %
Non-recurring operating expenses [2]	-%	-%	-	-	0.42

Total expense ratio	5.44%	5.54%	5.44%	5.12%	8.28%

1     The net investment income and expense ratio are calculated for the Members taken as a whole.

2     Non-recurring operating expense includes the Fund’s organizational, professional and legal costs as reported in the Statement of Operations.

3     Annualized.

The Internal Rates of Return (IRR) since inception of the Members, after financing costs and other operating expenses are 12.2%, 11.8%, 10.6% and 11.2% through December 31, 2019, 2018, 2017, and 2016 respectively. The IRR of the members is not meaningful for the period June 5, 2015 (commencement of operations) to December 31, 2015.

The IRR is computed based on cash flow due dates contained in notices to Members (contributions from and distributions to the Members) and the net assets (residual value) of the Members’ capital account at year end and is calculated for the Members taken as a whole.

The IRR is calculated based on the fair value of investments using principles and methods in accordance with GAAP and does not necessarily represent the amounts that may be realized from sales or other dispositions. Accordingly, the return may vary significantly upon realization.

INDEPENDENT AUDITORS’ REPORT

To TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company):

We have audited the accompanying financial statements of TCW Direct Lending Strategic Ventures LLC (the “Fund”), which comprise the statement of assets and liabilities, including the schedule of investments, as of December 31, 2019 and the consolidated statement of assets and liabilities, including the consolidated schedule of investments, as of December 31, 2018, and the related statements of operations, changes in members’ capital, and cash flows for the year ended December 31, 2019, and the related consolidated statements of operations, changes in members’ capital, and cash flows for the two years in the period ended December 31, 2018 (collectively, the “financial statements”), and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Fund’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of significant accounting estimates made by management as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TCW Direct Lending Strategic Ventures LLC as of December 31,2019 and 2018, and the results of its operations, changes in its members’ capital, and its cash flows for each of the three years in the period ended December 31, 2019, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Los Angeles, California

March 16, 2020

TCW Direct Lending Strategic Ventures LLC

(A Delaware Limited Liability Company)

ADMINISTRATION

ADMINISTRATOR

TCW Asset Management Company

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

(212) 771-4000

PORTFOLIO MANAGER

Richard T. Miller

Group Managing Director

INDEPENDENT AUDITORS

Deloitte & Touche LLP

555 West 5th Street

Los Angeles, CA 90013

CUSTODIAN

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

SUB-ADMINISTRATOR

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111